EXHIBIT 10.14

                            ENDORSEMENT AGREEMENT

      THIS ENDORSEMENT AGREEMENT (this "Agreement"), made and entered into as of May 31, 1999, by and between FAMOUS FIXINS, INC., 250 West 57th Street, Suite 2501, New York, New York 10107 ("Company") and PEY DIRT, INC. ("Pey Dirt").

                                  WITNESSETH

      WHEREAS, Company desires to obtain the right to use the name, likeness and endorsement of Peyton Manning (hereinafter called "Manning") in connection with the advertisement, promotion and sale of Company's "Products" (hereinafter defined); and

      WHEREAS, Manning has granted such rights to Pey Dirt together with the right to sublicense such rights.

      NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

      1. Definitions. As used herein, the following terms shall be defined as set forth below:

      (a) "Contract Period" shall mean that period of time commencing as of May 31, 1999 and concluding May 31, 2000.

      (b) "Contract Territory" shall mean the states of Indianapolis and Tennessee and Company's e-commerce site.

      (c) "Contract Year Quarter" shall mean each 3 consecutive month period occurring during any Contract Year ("Contract Year" meaning any twelve month period herein commencing as of June 1) (so that, by way of example, the first Contract Year Quarter of the first Contract Year commences as of June 1, 1999, the second commences on September 1, 1999, etc.).

      (d) "Endorsed Products" shall mean all Products of Company which have the Manning Identification (defined below) highlighted as a part thereof (in the Products' name or otherwise) or which are shipped in containers or packages bearing the Manning Identification.

      (e) "Manning Identification" shall mean any words or symbols or photographic or graphic representations or combinations thereof which identify Manning such as, for example, the name and likeness of Manning.

      (f) "Premium Program" shall mean any traffic builder, third party tie-in program or other program involving the use of a premium and shall include any program primarily designed to attract the consumer to purchase a product or service other than Endorsed Products themselves.

      (g)   "Products" shall mean cold breakfast cereals.

      2. Grant of Endorsement Rights. (a) Pey Dirt grants to Company the exclusive right and license to use Manning Identification within the Contract Territory during the Contract Period in connection with the advertisement and promotion by Company of Products in television, radio, print and point of purchase. Pey Dirt also grants to Company, subject to all of the terms and conditions herein, the non-exclusive right to use the Manning Identification in connection with certain merchandise that may be featured on the back panel of the Endorsed Products packaging, said merchandise to be subject to Pey Dirt's sole and exclusive discretion and approval. Notwithstanding anything herein to the contrary, it is specifically agreed that the Manning Identification cannot be used, in whole or in part, in connection with (i) Premium Programs and/or (ii) any multi-media use except for Company's e-commerce site. Pey Dirt expressly agrees that the right to use Manning Identification will not be granted to anyone other than Company for use within the Contract Territory during the Contract Period in connection with the advertisement, promotion and sale of Products. Anything herein to the contrary notwithstanding, Company shall not have the right to distribute photographs of Manning which are larger than 5" x 7".

      (b) Company agrees that during the Contract Period it will use its best efforts actively and aggressively to (i) promote the sale of all Endorsed Products in the Contract Territory, and (ii) prevent the sale of any Endorsed Products outside the Contract Territory. Failure of Company to comply with the provisions of this Section 2(b) shall entitle Pey Dirt to revoke this license immediately (notwithstanding any other provision in this Agreement to the contrary).

      (c) Pey Dirt has the right to terminate this Agreement immediately if Company's Endorsed Products are not being distributed in the Contract Territory to a significant number of stores by October 1, 1999.

      3. Approvals. Company agrees that no use whatsoever of Manning Identification nor any item used in connection with Manning Identification (including, without limitation, advertising) will be made hereunder unless and until the same has been approved by Pey Dirt. Pey Dirt agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by Company to have been approved hereunder if the same is not disapproved in writing within fourteen (14) days after receipt thereof.
Pey Dirt agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that Company will be advised of the specific grounds therefor. Company agrees to protect, indemnify and save harmless Pey Dirt and Manning, or either of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with, any advertising material furnished by, or on behalf of, Company.

      4. Remuneration. (a) Within thirty (30) days following the conclusion of each Contract Year Quarter, Company shall deliver to Pey Dirt an itemized statement setting forth the total shipments of Endorsed Products during said Contract Year Quarter and, at the same time, shall pay to Pey Dirt a royalty with respect to such shipments as hereinafter provided. Such royalties shall be based upon the actual invoice price of such shipments, exclusive only of shipping charges and sales taxes, and shall be at the rate of [_____]% of the total of said invoice prices with a minimum invoice price of $[_____] per box.

      (b) In addition to the royalty payments set forth above, Company agrees to grant Pey Dirt an option to purchase an aggregate of [_____] shares of Company's publicly traded and registered stock (the "Shares") at an exercise price of $[_____] per share (the "Option"), which Option shall vest and become unrestricted when the SEC declares Company's registration statement effective (anticipated to be no later than November 30, 1999) and shall be exercisable until June 30, 2004. As further inducement to Pey Dirt to enter into this Agreement, Company and Pey Dirt will enter into that certain Option Agreement dated as of the date of this Agreement, which shall govern all aspects of the Option.

      (c) Further, Pey Dirt will be entitled to [___________] percent ([___]%) of all gross profits (i.e., gross revenues less only Company's actual out-of-pocket costs of obtaining the raw merchandise) generated from merchandise related to the Endorsed Products and/or the Manning Identification, said merchandise to be advertised exclusively on the back panel of each box of Endorsed Products. Except for the advertising of merchandise related to the Endorsed Products and/or the Manning Identification, no other use of the back panel of each box of Endorsed Products is permitted without Pey Dirt's prior written consent. It is agreed that all such merchandise must be mutually approved in all respects by the parties hereto, including, without limitation, the style, design and cost thereof.

      (d) In addition to and separate from any other remuneration hereunder, if Company uses any performance or service of Manning hereunder in any way that is subject to the jurisdiction of any applicable artists' union, guild or other organization (including, without limitation, SAG and AFTRA), either during or after the Contract Period, Company shall pay directly to such organization all minimum payments or fees (for benefit plans or otherwise) required to be made with respect to Manning's performance or services.

      (e) If, at any time during the Contract Period, Company shall enter into any agreement (the terms of what are significantly the same as the terms hereof) in connection with the production and sale of Company's products using the name, likeness, photographic representation or signature of any other National Football League quarterback (active or retired), which agreement provides for the payment to such individual of remuneration in excess of that set forth herein, then Company agrees it will immediately so notify Pey Dirt and, at the same time, shall, retroactive to the effective date of such other agreement, increase the rate of remuneration paid to Pey Dirt hereunder up to the highest then-current rate paid by Company to any such National Football League quarterback (active or retired) for a regional endorsement deal.

      5. Notices and Submissions. Pey Dirt hereby designates International Merchandising Corporation, IMG Center, Suite 100, 1360 East 9th Street, Cleveland, Ohio 44114, Attn.: Peter Johnson, as Pey Dirt's authorized agent for all purposes hereunder. All notices, submissions and/or requests for approval to be made, obtained or delivered by Company to Pey Dirt pursuant to this Agreement shall be delivered to said address free of all charges such as, for example, shipping charges and customs charges. In the event that any such charges are paid by Pey Dirt or by Pey Dirt's authorized agent, Company agrees to make prompt reimbursement.

      6. Payments; Books and Records. (a) Pey Dirt may elect to have payments made by check, wire transfer or bank transfer. Unless such election has been made in writing, all payments shall be made by check drawn to the order of "Pey Dirt, Inc." and delivered to IMG, Suite 100, 1360 East 9th Street, Cleveland, Ohio 44114, Attn.: Peter Johnson. Past due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1-1/2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

      (b) Company agrees that it will keep accurate and complete records and books of account showing all Endorsed Products shipped by it and the price thereof. Pey Dirt, or its representatives, shall, upon two weeks' written notice, have the right at all reasonable times (prior to the expiration of two (2) years after the termination of the Contract Period) to inspect and make copies of the books and records of Company insofar as they shall relate to the computation of royalties to be paid to Pey Dirt hereunder and the shipment of Endorsed Products pursuant to this Agreement. In the event that any such inspections show an underreporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then Company shall pay the cost of such examination.

      7. Labels/Packaging. (a) It is understood that each of the Endorsed Products shipped by Company or its container or the packaging therefor shall have affixed thereto a label or other permanent identification which includes Manning Identification.

      (b) It is hereby agreed that the back panel of the Endorsed Products' packaging will feature ad copy or offers as determined by Pey Dirt and its agent, subject to Company's right to reasonably reject such materials only if such materials are clearly offensive to a majority of the populace. Any and all revenues generated by such ad copy or offers shall be disbursed in accordance with Section 4(c) above. Further, the side panel of the Endorsed Products packaging shall feature a charity or other entity of Manning's sole choice. All packaging costs shall be Company's sole responsibility.

      8. Trademarks. Should Company, at any time or times during the Contract Period, desire to register a trademark or trademarks which include Manning Identification, or which relate in any manner to Manning, and/or to register Company as a user thereof, Pey Dirt shall execute any and all documents which the parties reasonably believe to be necessary or desirable for registration or protection of such trademark or trademarks in the name of Manning. All costs related to any such trademarks shall be borne by Company, and ownership of any such trademarks shall rest solely in the name of Pey Dirt or its designee. Upon registration of any such trademark, Pey Dirt shall grant to Company a license for the use of such registered trademark on or in connection with the advertisement, promotion and sale of Endorsed Products, which license shall be coextensive and coterminous with the rights granted thereunder with respect to Manning Identification and shall require no increase in the payments set forth but shall contain such additional provisions as Pey Dirt reasonably believes are necessary for the protection of such trademark registered in the name of Manning or Pey Dirt. Company agrees that it will not file, during the Contract Period or thereafter, any application for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark or trade name within the Contract Territory or in any other country of the world which consists of Manning Identification or any mark, design or logo intended to make reference to Manning or to identify products endorsed by Manning. In the event that, prior to the Contract Period, Company has filed one or more applications for registration of any such trademark, or otherwise has obtained any rights to such trademark, Company agrees to cause such applications and/or trademarks to be assigned and transferred to Pey Dirt forthwith.

      9. Products for the Use of Pey Dirt. During the Contract Period, Company shall supply Pey Dirt and/or its agent with such amounts of Endorsed Products as Pey Dirt and/or its agent may reasonably request. Company agrees to pay all charges in connection with the delivery of Endorsed Products to Pey Dirt and/or Pey Dirt's agent, including shipping charges, air freight charges and customs charges. Company agrees to reimburse Pey Dirt's authorized agent for all such expenses incurred by it in connection with the transfer of Endorsed Products to Pey Dirt and/or Pey Dirt's agent.

      10. Services of Manning. If Company desires to utilize the services of Manning as a model in connection with photographs or drawings for advertising or for personal appearances, Pey Dirt agrees, at the reasonable request of Company and upon adequate notice, to provide the services of Manning at a time and place reasonably convenient to the schedule of Manning. Company agrees that it will reimburse Pey Dirt for reasonable travel (including first class air fare), lodging, ground transportation and meal expenses incurred by Manning and one traveling companion designated by Manning. Company further agrees it will reimburse Pey Dirt's authorized agent for reasonable travel (including air fare), lodging and meal expenses incurred in providing one representative to accompany Manning. Company understands that if services are requested hereunder, such services may be coordinated with similar services for others entitled to the use of Manning Identification in other connections. Company further understands that such services may be required not more than once during the Contract Period for up to one (1) hour. In the event that Company elects to use the services of Manning in connection with television advertising, Company shall make all required union scale and union pension and welfare payments. Company further understands that failure to utilize services of Manning pursuant to this section shall not result in any reduction in payments to Pey Dirt hereunder, nor may the obligation to provide services be carried past the Contract Period. The obligations of Pey Dirt to provide the services of Manning hereunder are subject to the condition that payments to Pey Dirt are current and up to date.

      11. Force Majeure. If, at any time during this Agreement, Pey Dirt or Manning is prevented from or hampered or interrupted or interfered with in any manner whatever in fully performing its/his duties hereunder, by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid), act of God, earthquake, fire, flood, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention of military forces, act of public enemy, embargo, delay of a common carrier, inability without default on Company's part to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of its business; or by reason of any cause beyond his reasonable control; or by reason of any other cause of any similar nature (all of the foregoing being herein referred to as an "event of force majeure"), then Pey Dirt's/Manning's obligations hereunder shall be suspended as often as any such event of force majeure occurs and during such periods of time as such events of force majeure exist and such non-performance shall not be deemed to be a breach of this Agreement.

      12. Default. (a) If either party at any time during the Contract Period shall (i) fail to make any payment of any sum of money herein specified to be made, or (ii) fail to observe or perform any of the covenants, agreements or obligations hereunder (other than the payment of money), the non-defaulting party may terminate this Agreement as follows: as to subparagraph (i) if such payment is not made within ten (10) days after the defaulting party shall have received written notice of such failure to make payment, or as to subparagraph (ii) if such default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default. In order to be a sufficient notice hereunder, any such written notice shall specify in detail each item of default and shall specify the provision of this Agreement which applies to each item of default, and shall specify in detail the action the defaulting party must take in order to cure each such item of default. The termination rights set forth in this section shall not constitute the exclusive remedy of the nondefaulting party hereunder, however, and if default is made by either party hereunder, the other may resort to such other remedies as said party would have been entitled to if this section had been omitted from this Agreement. Termination under the provisions of this section shall be without prejudice to any rights or claims which the terminating party may otherwise have against the defaulting party.

      (b) Notwithstanding anything herein to the contrary, the cure periods set forth in subparagraphs (a)(i) and (a)(ii) above only apply to Company's first default under this Agreement. Accordingly, Pey Dirt may, after Company's first default has occurred under either subparagraph (a)(i) or subparagraph (a)(ii) above and has been cured, thereafter immediately terminate this Agreement upon any further defaults by Company hereunder without providing Company an opportunity to cure any additional defaults.

      13. Termination. From and after the termination of the Contract Period all of the rights of Company to the use of Manning Identification shall cease absolutely and Company shall not thereafter use or refer to Manning Identification in advertising or promotion in any manner whatsoever, it being understood by Company that Manning Identification may be used at any time by others in connection with the advertisement and promotion of Products the shipment of which is completed after the termination of the Contract Period. It is further agreed that following termination of the Contract Period, Company shall not advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of Manning Identification.

      14. Inventory of Endorsed Products on Termination/Expiration. Any Endorsed Products that may have been manufactured by or for Company prior to the termination or expiration of the Contract Period may be sold by Company during the ninety (90) day period next following the date of termination or expiration; provided, however, that Company shall have no such rights unless
(a) Company is not in default of any of its obligations hereunder on the date of termination or expiration, (b) within fifteen (15) days after the date of termination or expiration, Company shall furnish to Pey Dirt a written statement of the number and description of Endorsed Products actually in stock on the date of termination or expiration, (c) the quantity of Endorsed Products in stock on the date of termination or expiration is not in excess of a reasonable inventory based upon Company's selling requirements of Endorsed Products during the Contract Period, (d) Company shall continue to pay to Pey Dirt with respect to such sales a royalty at the rates specified herein, and (e) royalties payable pursuant to this section shall be paid within thirty (30) days following the end of each calendar month with respect to shipments made during such month.

     15. Collegiate/National Football League Trademarks. Nothing contained herein shall be construed to convey to Company any rights to use the trademarks, logos or uniform of the University of Tennessee, the Indianapolis Colts, the National Football League or any other professional or amateur football association (including any member clubs or teams of such association) in conjunction with the rights granted hereunder. All rights to the use of such trademarks, logos or team identification must be acquired from the University of Tennessee, the Indianapolis Colts, the National Football League, or any other appropriate rights holder.

      16. Indemnity. Company agrees to protect, indemnify and save harmless Pey Dirt, Pey Dirt's agent and Manning, or any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys' fees, arising out of, or in any way connected with, this Agreement, Company's default hereunder, the negligence, actions, errors or omissions of Company or any claim or action for personal injury, death or otherwise involving alleged defects in Company's Products, provided that Company shall be given notice of any such action or claim. Company agrees to provide and maintain, at its own expense, general liability insurance and product liability insurance with limits no less than $3,000,000 and within thirty (30) days from the date hereof, Company will submit to Pey Dirt a fully paid policy or certificate of insurance naming Pey Dirt, Pey Dirt's agent and Manning as additional insured parties, requiring that the insurer shall not terminate or materially modify such without written notice to Pey Dirt at least twenty (20) days in advance thereof.

      17. Waiver. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

      18.   Bankruptcy. If Company shall become bankrupt or insolvent, or if
Company's business shall   be placed in the hands of a Receiver, Assignee or
Trustee, whether by voluntary act of Company r otherwise, the Contract Period shall, at the option of Pey Dirt, immediately terminate.

      19. Assignment. This Agreement shall bind and inure to the benefit of Pey Dirt and the successors and assigns of Pey Dirt. Nothing herein shall prevent Pey Dirt from assigning the monetary benefits of this Agreement as it may so desire. Further, inasmuch as it is recognized that Pey Dirt is the representative of Manning, Pey Dirt may at any time assign this Agreement to Manning and, in such event, Pey Dirt shall have no further obligation or liability in connection herewith and Pey Dirt's position vis-a-vis Company in connection herewith shall be in all respects the same as if Pey Dirt had signed this Agreement as agent rather than as principal from the beginning. The rights granted Company hereunder shall be used only by it and shall not, without the prior written consent of Pey Dirt, be transferred or assigned to any other. In the event of the merger or consolidation of Company with any other entity, Pey Dirt shall have the right to terminate the Contract Period by so notifying Company in writing on or before sixty (60) days after Pey Dirt has received notice of such merger or consolidation.

      20. Arbitration. In the event a dispute arises under this agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a single arbitrator (who shall be a lawyer) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Nashville, Tennessee. Each party is entitled to depose one (1) fact witness and any expert witness designated by the other party, and to conduct such other discovery as the arbitrator deems appropriate. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court.

      21. Significance of Headings. Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

      22. Entire Agreement. This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

      23. Governing Law. This Agreement shall be governed and construed according to the law of Tennessee.

      24. Reservation of Rights. All rights not herein specifically granted to Company shall remain the property of Pey Dirt to be used in any manner Pey Dirt deems appropriate. Company understands that Pey Dirt has reserved to itself the right to authorize others to use Pey Dirt Identification within the Contract Territory and during the Contract Period in connection with all tangible and intangible items and services other than Products themselves.

      25. No Joint Venture. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Turn 2 and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.

      26. Authorization. The execution, delivery and performance of this Agreement by Company and by Pey Dirt has been duly authorized and approved by the Board of Directors of Company and by the Board of Directors of Pey Dirt and constitutes a valid and binding obligation of Company and of Pey Dirt enforceable in accordance with its terms.

      27. Execution and Delivery . This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of Pey Dirt and Company, or either of them, unless and until it has been personally signed by a representative of Pey Dirt and by a representative of Company and delivery has been made of a fully signed original. Acceptance of the offer made herein is expressly limited to the terms of the offer.

      28. Liability. In no event (including, but not limited to, Manning's or Pey Dirt's default hereunder) shall Manning or Pey Dirt be liable to Company (or any entity claiming through Company) for any amount in excess of the amounts of royalties actually received by Pey Dirt hereunder, excluding the reimbursement of expenses. Under no circumstances will Manning or Pey Dirt, on the one hand, or Company, on the other hand, be liable to the other or any other entity for any special, consequential, indirect, exemplary and/or punitive damages, or for loss of good will or business profits.

      IN WITNESS WHEREOF, the par-ties hereto have caused this Agreement to be executed as of the date first above written.

FAMOUS FIXINS, INC.                  PEY DIRT, INC.


By:  /s/ Jason Bauer                 By:  /s/ Peyton Manning
   ---------------------                ------------------------
     Jason Bauer                          Peyton Manning
     President                            President